Exhibit 10.1

Golf Course Management and Marketing Agreement

This Golf Course Management and Marketing Agreement (“Agreement”) is made and entered into effective the 1st day of January, 2016, by and between Yao Teh International Resort & Hotel Development Co., Ltd., a Taiwanese corporation (“Owner”), and The Royal Country Club and Recreation Holdings, Inc., a Nevada corporation, (“Manager”).

WHEREAS, Manager desires to engage in the business of marketing, maintaining and managing golf facilities in Asia; and

WHEREAS, Owner desires to engage Manager as an independent contractor pursuant to the terms and conditions set forth in this Agreement to promote, market, manage and conduct the business and services of The Royal Country Club, located in Miaoli County, Taiwan, and which includes 18 holes, a practice range, a clubhouse and a maintenance facility (collectively, the “Facilities”).

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL PROMISES AND COVENANTS CONTAINED IN THIS AGREEMENT, AND INTENDING TO BE LEGALLY OBLIGATED HEREBY, OWNER AND MANAGER AGREE AS FOLLOWS:

1. Representations and Warranties by Manager

Manager hereby represents and warrants to Owner as follows:

(a) Manager is a Nevada corporation validly existing and in good standing with the State of Nevada.

(b) Manager has the financial ability to enter into and perform its obligations pursuant to this Agreement.

(c) Manager is not restricted from entering into and performing its obligations pursuant to this Agreement.

(d) Manager has full power and authority to execute this Agreement and to be obligated by and perform the terms of this Agreement, and the person executing this Agreement on behalf of Manager is duly authorized to do so and to legally obligate Manager.

2. Representations and Warranties by Owner

Owner hereby represents and warrants to Manager as follows:

(a) There are no actions, suits or proceedings of any kind or nature whatsoever, legal or equitable, pending or, to the best of Owner’s knowledge, threatened against the Facilities or Owner in any court or before or by any municipal department, commission, board, bureau or agency or other governmental instrumentality, including, without limitation, any condemnation or eminent domain proceedings;

(b) To the best of Owner’s knowledge, no person, firm, corporation or other legal entity whatsoever has any right or option whatsoever to acquire or lease the Facilities or any portion or portions thereof or any interest or interests therein;

(c) To the best of Owner’s knowledge, there is no existing violation or breach of any ordinance, code, law, rule, requirement or regulation applicable to the Facilities;

(d) Owner has full power and authority to execute this Agreement and to be obligated by and perform the terms hereof, and the person executing this Agreement on behalf of Owner is duly authorized to do so and to legally obligate Owner; and

(e) Owner owns all trade names and logos that it uses in the operation of the Facilities and, during the Operating Period (as hereinafter defined) no other party has any right to use such trade names or logos.

3. Duties of Manager

3.1 Appointment of Manager. Owner hereby appoints Manager to promote, market, operate and manage the Facilities, subject to the provisions of this Agreement.

3.2 Relationship Created.  Manager is not an employee of Owner for any purpose whatsoever, but Manager is an independent contractor.  Owner is interested only in the results obtained by Manager, who shall have the sole and exclusive control of the manner and means of performing pursuant to this Agreement.  Owner shall not have the right to require Manager to do anything which would jeopardize the relationship of independent contractor among Owner and Manager.

3.3 Services of Manager Not Exclusive.  Manager may represent and perform services for any additional persons as Manager, in Manager’s sole and absolute discretion, determines to be necessary or appropriate.

4. Term

The term of this Agreement shall be three (3) years. The services of Manager shall commence on January 1, 2016 (hereinafter the “Effective Date”), and shall terminate on December 31, 2018, unless sooner terminated as provided hereinafter (the “Initial Term”). Such period between the Effective Date and the date of termination is the “Operating Period.” Unless either party has notified the other party of its intention to not renew this Agreement at least 90 days prior to the expiration of the Initial Term, or any term thereafter, the term of this Agreement shall automatically renew for additional terms of one year each, on the same terms and conditions as specified herein.

5. Responsibilities of Owner and Manager

5.1 General. During the Operating Period, and subject to the provisions of this Agreement, Manager shall have full and complete authority and responsibility to conduct, supervise, and manage the day-to-day operation of the Facilities, including, but not limited to, the following:

(a) Supervise management of play and general operation of the Facilities, including the establishment of all fees consistent with the Annual Plan and Budget.

(b) Assume the responsibility of the hiring, disciplining and terminating of all Facilities’ personnel.

(c) Manage the Facilities in a manner that would make the Facilities comparable with other similar first class golf courses in the vicinity of the Facilities. This includes ensuring Facilities staff wear appropriate golf attire.

(d)  Recommend and establish the schedule of all prices and fees for products and services sold at the Facilities with approval of Owner.

(e)  Work with public relations firms and similar personnel to bring about the best possible publicity for the Facilities.

(f) Promptly notify Owner upon the receipt of written notice from any government entity of a violation of any applicable law, ordinance, regulation, statute or government requirement, permit, certificate or rule with respect to the Facilities.

In the absence of written direction or written policies of Owner, Manager shall exercise reasonable judgment in its marketing, operating and management activities. Subject to the direction of Owner, Manager shall specifically have the responsibility, and commensurate authority, to provide the services described in this Section 5.1 and to operate the Facilities in the manner provided in this Agreement.

5.2 Annual Plan and Budget. (A) Not later than sixty (60) days prior to commencement of each full fiscal year during the Operating Period, Manager shall submit to Owner, for approval, a proposed annual business plan and operating budget (each, an “Annual Plan and Budget”), which shall include goals, objectives, estimated revenues, operating expenses and capital expenditures for the ensuing fiscal year. Each Annual Plan and Budget shall contain line item expenses, revenues and monthly and annual budgets. Each Annual Plan and Budget is intended to be a reasonable estimate of the operating performance of the Facilities for the respective fiscal year. With respect to monthly budgets, Owner acknowledges that such budgets are intended as Manager’s estimate of the timing of revenues and expenses, but that weather and other factors impacting the operation of the Facilities may cause anticipated revenues or expenditures indicated in the monthly budget amounts to be accelerated or delayed. Owner acknowledges that Manager has not made, and will not make any, guarantee, warranty, or representation of any nature concerning any Annual Plan and Budget, gross receipts or operating expenses of the Facilities.

(B) Each Annual Plan and Budget shall be subject to the prior written approval of Owner, which approval shall not be unreasonably withheld. Each Annual Plan and Budget will be agreed upon by the parties not later than the beginning of the fiscal year for which that Annual Plan and Budget applies. If Owner fails to either approve any Annual Plan and Budget by the beginning of the respective fiscal year or to advise Manager of its objections to that Annual Plan and Budget within such period, then Owner shall be deemed to have approved the Annual Plan and Budget as submitted.

(C) Once approved, Manager may propose amendments or revisions to any Annual Plan and Budget to take into consideration variables or events that did not exist, or could not reasonably be anticipated by Manager, at the time such Annual Plan and Budget was prepared. Any such proposed amendments or revisions shall be submitted to Owner in writing and shall be subject to Owner’s prior approval, which approval shall not be unreasonably withheld, conditioned, or delayed.

5.3 Bank Accounts; Distribution of Funds. (A) This Agreement contemplates that the funds received and disbursed in connection with the operation of the Facilities shall be conducted through and controlled by a system of accounts established by Manager (the “Accounts”). Manager will establish the Accounts in its name at a bank(s) or other financial institution(s) as determined by Owner and Manager. Owner’s and Manager’s designees (as approved by Owner, which approval will not be unreasonably withheld) shall be the only parties authorized to draw upon the Accounts. In the event this Agreement is terminated, Manager shall execute such instruments as are necessary to remove as signatories on the Accounts all employees of Manager who have been so designated.

(B) Notwithstanding anything to the contrary in this Agreement, or otherwise, Owner shall, if sufficient funds are not available from operation of the Facilities, deposit into the Accounts sufficient funds to pay all Operating Expenses and the Management Fee.

5.4 Staff. (A) Manager shall be responsible for hiring such qualified personnel as Manager shall deem reasonably necessary for the successful operation and maintenance of the Facilities and the successful marketing and management of the golf program and other business activities at the Facilities, including, but not limited to, a golf course superintendent, a golf director and/or head golf professional and any assistant golf professionals, a food and beverage operator and other management personnel. All persons so employed by Manager shall be employees of Manager and not Owner. Manager shall hire, promote, discharge, transfer and supervise the work of all employees at the Facilities, all at Manager’s reasonable discretion. Owner shall have the right to provide comments to Manager about any employee in a supervisory position prior to Manager hiring said personnel. Manager shall hire and employ such personnel at such wages or salaries and on such terms and conditions as are standard for such personnel at the time in the geographical employment market where the Facilities are located. Manager shall pay all of the salaries, wages, payroll taxes and benefits due and owing to and/or on account of such persons out of the Accounts. Manager shall deduct from such employees’ salaries all required taxes, charges and assessments and shall make and file such reports as may be required by appropriate government agencies.

(B) Manager shall be responsible for compliance with all laws, regulation and tax requirements relative to payroll and employment of all employees at the Facilities.

(C) In addition to the Management Fee, Owner shall be responsible to reimburse Manager for all charges for the employment of the employees at the Facilities (including, without limitation, salaries, bonuses, benefits, payroll taxes, workers compensation premiums, unemployment premiums, health insurance, fringe benefits, etc.), and those charges shall be passed through directly to Owner. For purposes of this sub-paragraph (C) the costs passed through to Owner shall be all of the direct costs of employment of those employees (e.g., salaries, bonuses, benefits, payroll taxes, workers compensation premiums, unemployment premiums, health insurance, fringe benefits, payroll services, etc).

5.5 Accounting. Manager shall provide, with the exception of income tax returns, complete accounting services for the Facilities, including accounts payable, supervision of payroll processing, bank and general ledger reconciliations, cash management, sales and liquor tax returns, and financial statement preparation.

5.6 Fees and Charges. Subject to the approval of Owner, Manager shall establish, maintain, revise and administer the fee structure of the Facilities, including, without limitation, membership initiation fees and dues, greens fees, golf cart rental fees, driving range fees, golf club rentals and any other services provided at the Facilities.

5.7 Permits and Licenses. Manager shall apply for, obtain and maintain or, when necessary, assist Owner in applying for and obtaining, all registrations, licenses, permits, approvals and renewals thereof as Manager deems necessary for the lawful operation of the Facilities, and such licenses, permits and renewals shall be obtained and maintained in the name of Owner. Manager shall renew all registrations, licenses, and permits obtained hereunder and maintain same in full force and effect. All such registrations, licenses, permits and renewals shall be the sole and exclusive property of Owner. Without limiting the foregoing, Manager shall make commercially reasonable efforts to secure or, if appropriate, renew and maintain for the Facilities, at the expense of the Owner, liquor licenses that will permit the Facilities to offer patrons alcoholic beverages in conjunction with their use and enjoyment of the Facilities. Said license shall permit Manager, as exclusive operator and manager of the Facilities, on behalf of the Owner, to serve alcoholic beverages in the normal course of business, and to carry out reasonable management and marketing activities associated with the serving of alcoholic beverages. Manager shall comply with all laws and regulations governing the serving of alcoholic beverages and properly direct all Facilities personnel in this regard by policies, posting of notices and supervision. The liquor license shall be and shall remain the property of Owner.

5.8 Vendor Services. Manager shall, as authorized agent for Owner, enter into contracts in the name of and at the expense of Owner for the furnishing to the Facilities of all services required for operation of the Facilities, including, without limitation, electricity, gas, water, steam, telephone, catering services, consulting services, cleaning services, vermin extermination services, Facilities maintenance, air conditioning maintenance, and cable television services. Manager shall purchase all materials and supplies in the name of, for the account of, and at the expense of Owner; provided, however, that any such vendor contracts do not exceed one (1) year in length or are terminable by Manager without penalty after one (1) year.  Manager may select all vendors and sign the vendor’s contracts as authorized agent on behalf of Owner. Any other vendor contracts will be submitted to Owner for approval, which approval will not be unreasonably withheld, conditioned or delayed.

5.9 Repairs and Maintenance. Manager shall arrange for the making or installing, at Owner’s expense and in the name of Owner, of all repairs, decorations, or maintenance of furnishings, fixtures or equipment to the Facilities, as Manager deems reasonable or necessary.

5.10 Capital Expenditures. Owner acknowledges the necessity, from time to time, of improvement and replacement of facilities, and equipment at the Facilities and other ordinary capital improvements or replacement items (collectively the “Capital Items”). Each Annual Plan and Budget shall specifically include line items for capital repair and capital replacement to maintain the Facilities in the condition and standard required pursuant to this Agreement. Such line items for capital repairs and capital improvements shall be subject to Owner’s approval, as part of the Owner’s approval, of each Annual Plan and Budget. Manager shall expend, on behalf of the Owner, only such amounts as set forth in each Annual Plan and Budget for Capital Items as shall be required in the normal and ordinary course of operations of the Facilities, in order to operate the Facilities as set forth in this Agreement. Manager shall make recommendations to Owner regarding the expenditure of funds budgeted for Capital Items, and the design and installation of any Capital Items shall be subject to Owner’s prior approval and inspection. If approved by Owner, Manager shall supervise the installation of Capital Items, in accordance with such approval.

5.11 Compliance with Laws. Manager shall arrange at Owner’s expense for compliance in all material respects to the extent reasonably practicable with any and all statutes, ordinances, laws, rules, regulations, orders, and determinations affecting the Facilities. Manager will notify Owner of any notice that it receives of any non-compliance with statutes, ordinances, laws, rules, regulations, orders, and determinations, and, with the prior written consent of Owner make arrangements for curing such non-compliance, including, without limitation, any alterations or repairs to the Facilities ordered or required to cure such non-compliance. Each Annual Plan and Budget shall be amended to specify the cost of curing such non-compliance. Such revision to any Annual Plan and Budget may include Capital Items to the extent required by applicable law, and expenditures to comply with applicable law shall not be subject to Owner’s prior approval, if the Capital Item must be installed on an emergency basis so as to avoid violating applicable laws, rules and regulations. Also, Manager shall promptly discharge any lien, encumbrance or charge on or with respect to the Facilities and the operation thereof, other than mortgages and/or other encumbrances agreed to by Owner.

5.12 Legal Actions. Manager shall recommend to Owner any and all appropriate legal actions or proceedings to collect obligations owed regarding the Facilities, or to cancel or terminate any contract with the Facilities for breach thereof or default thereunder. Owner shall consider such recommendations and act upon them in accordance with Owner’s policies and procedures. Owner will provide prompt notice to Manager regarding the chosen course of action.

5.13 Emergency Repairs. In the event an emergency occurs at the Facilities as a result of fire or any other form of casualty, which emergency presents an imminent risk to persons or property, Manager shall have the right to take such steps and make such repairs as may be necessary to protect damage to persons or property and to mitigate any potential future damage to the Facilities. Notwithstanding the foregoing, to the extent the costs of such repair and replacement is less than $10,000.00 in such circumstance, Manager shall have the right to undertake such emergency repairs without Owner’s prior approval; provided, however, Manager agrees that it shall endeavor to notify Owner as soon as possible of the occurrence of such event, but in any event shall, within forty-eight (48) hours after the occurrence of any such emergency, notify Owner of the occurrence and nature of such emergency, the repairs made or proposed to be made and the estimated cost thereof. The costs of such emergency repairs shall be deducted from general operating funds of the Facilities subject to replenishment of such funds from any applicable insurance proceeds. To the extent the costs of repairs exceeds $10,000.00, Manager shall not undertake such repair without the Owner’s prior written consent; provided, however, Manager may spend up to $10,000.00 to stabilize the situation or mitigate potential further damage to the Facilities.

6. Statements and Reports

Manager shall provide written statements to Owner as follows:

(a) No later than the twentieth (20th) day of each calendar month, Manager shall provide to Owner a detailed statement of profit and loss together with a cash flow summary of the Facilities for the preceding calendar month and year to date for the portion of the fiscal year ended on the last day of such preceding calendar month.

(b) Manager shall prepare additional special reports from time to time at the request of Owner to the extent such reports shall relate to subject matters which are within the normal scope of Manager’s services pursuant to this Agreement.

(c) No later than the thirtieth (30th) day after the end of each fiscal year, Manager shall provide to Owner, a detailed statement of income and expenses of the Facilities for the preceding fiscal year.

7. Compensation and Expenses

7.1 Management Fee. As compensation for the services to be rendered by Manager during the Operating Period, Owner will pay a Management Fee as more fully described in Exhibit A attached hereto. The Management Fee shall be calculated on a monthly basis. The Management Fee shall be paid no later than thirty (30) days after the end of the month for which such Management Fee is to be paid.

7.2 Expenses. No later than ten (10) days after submission of appropriate invoices, Owner shall reimburse Manager for all reasonable direct expenses incurred by Manager in the course of providing the services contemplated in this Agreement. Such expenses shall include, without limitation, travel, mileage, meals and lodging expenses incurred by Manager personnel in connection with such services. Manager personnel will fly “coach” and utilize, whenever possible, relationships between Owner and hotels to keep such reimbursable costs as low as reasonably possible.

7.3 Manager’s Authorization to Pay From Accounts. Any required payments by Owner pursuant to Section 7.2 of this Agreement shall be paid by Manager from the Accounts.

7.4 Renovation or Material Changes.  In the event the Facilities, or any portion thereof, are closed for repair or renovation, or, if the annual business plan for the Facilities is materially changed by the Owner, then the total compensation to Manager for the fiscal year during which such change occurs will not be less than that paid for the previous fiscal year.

8. Insurance

8.1 Required Coverage.  Owner shall procure and maintain, at all times during the Operating Period, a minimum of the following insurance:

(A) Comprehensive public liability insurance, including without limitation bodily injury, personal injury, property damage, products liability, innkeeper’s liability, contractual liability covering the provisions of this Agreement, and liquor liability, in an amount not less than Eight Hundred Thousand Dollars ($800,000.00) single limit per occurrence. Manager shall be a named insured on this policy.

(B) Manager shall procure and maintain, as an Operating Expense, at all times during the Operating Period, worker’s compensation insurance covering all Facilities’ employees, employer’s liability insurance and employment practices liability insurance in an amount not less than Three Hundred Thirty Thousand Dollars ($330,000.00) or as required by law covering all Facilities’ employees, and such policies shall not contain a provision for participation by the insured in any loss limits.

(C) If Manager does not receive a certificate of insurance from Owner’s insurance carrier or broker specifying the effective maintenance of the required policies of insurance as specified in this Section 8.1 no later than fifteen (15) days following the Effective Date or at any time no later than fifteen (15) days prior to expiration of any such policy, Manager may proceed to procure insurance coverage as required in this Section 8.1 with the cost of such insurance to be an Operating Expense payable by Owner and drawn from the Accounts by Manager.

(D) Owner acknowledges that Manager has made no representations or warranties that insurance specified in this Agreement is adequate to protect Owner.

(E) To the extent insurance coverages are required by any agreement that obligates the Owner or the Facilities that exceed the coverages specified in this Section 8.1, Manager shall maintain, at Owner’s expense, insurance of such additional type and amount as Owner shall be required to carry.

8.2 Policies. All insurance coverage provided for pursuant to Section 8.1 of this Agreement shall be issued by insurance companies of good reputation and of sound and adequate financial responsibility having a general policy holder’s rating of not less than “A” and a financial rating of not less than Class “X” in the most current edition of Best’s Insurance Reports. The party procuring such insurance shall deliver to the other party certificates of insurance with respect to all of the policies of insurance so procured, and in the case of insurance about to expire, shall deliver certificates of insurance with respect to renewal policies not less than fifteen (15) days prior to the respective dates of expiration.

8.3 Endorsements. All policies of insurance provided for pursuant to Section 8.1 of this Agreement shall, to the extent obtainable, have attached an endorsement that such policy shall not be cancelled or materially changed without at least thirty (30) days prior written notice to Owner and Manager. The comprehensive public liability insurance and the automobile liability insurance required pursuant to that Section 8.1 shall contain endorsements to the effect that such insurance shall be primary to any similar insurance that may be carried by Manager.

8.4 Blanket Policies. Any insurance policies provided by Owner pursuant to Section 8.1 of this Agreement may be affected under policies of blanket insurance that cover other properties in addition to the Facilities, and in such case an allocable portion of the premiums for such blanket policies of insurance shall be charged to the Facilities as an Operating Expense.

8.5 Waiver of Claims; Waiver of Subrogation. Neither Manager nor Owner shall assert against the other, and Owner and Manager hereby waive with respect to each other, any claims and rights of recovery for any losses, damages, liability or expenses (including attorneys’ fees) incurred or sustained by either of them because of injury to persons or damage to property resulting from the ownership, operation and maintenance of the Facilities. The foregoing waiver applies to each party and to each party’s directors, officers, employees, shareholders and agents to the extent the loss or damage is covered by the injured party’s insurance or the insurance the injured party is required to carry pursuant to Section 8.1 of this Agreement. Owner and Manager shall use commercially reasonable efforts to obtain from each insurance company providing insurance pursuant to this Agreement a written subrogation waiver indicating that such insurance company waives all right of recovery by way of subrogation which such insurance company may acquire against Owner or Manager (as the case may be) and their respective insurance companies.

8.6 Handling of Claims. Regarding all policies of insurance required pursuant to Section 8.1 of this Agreement (whether such policies are maintained by Owner or by Manager), the portion of any losses, damages, and expenses paid with respect to any claim which is subject to a deductible amount or a self-insurance or a self-assumption amount shall be the sole responsibility of Owner and such amount shall be paid from the Accounts.

8.7 Notice Of Claims. Owner and Manager shall give prompt notice to the other of any and all third party claims made against either or both of them and cooperate fully with each other and with any insurance carrier, so that all such claims will be properly investigated, defended and adjusted. Manager shall not hire any attorneys to defend any such claim against Owner without Owner consent.

9. Events of Default

9.1 Owner. With respect to Owner, it shall be an event of default (“Event of Default”) hereunder if:

(A) Upon ten (10) days written notice, Owner shall fail to make or cause to be made any payment to Manager or to the Accounts required to be made pursuant to this Agreement or to make any payment pursuant to any other agreement between the parties;

(B) Owner shall fail to keep, observe or perform any agreement, term or provision of this Agreement to be kept, observed or performed by it, and such default shall continue for a period of thirty (30) days after notice thereof to Owner by Manager; provided, however, Owner shall not be in default if such matter cannot be reasonably cured within such thirty (30) days and Owner commences cure within such thirty (30) days and diligently prosecutes such cure to completion.

(C) (i) Owner applies for or consents to the appointment of a receiver, trustee or liquidator of Owner or of all or a substantial part of its assets; (ii) Owner files a voluntary petition in bankruptcy or commences a proceeding seeking reorganization, liquidation, or an arrangement with creditors; (iii) Owner files an answer admitting the material allegations of a bankruptcy petition, reorganization proceeding, or insolvency proceeding filed against Owner; (iv) Owner admits in writing its inability to pay its debts as they come due; (v) Owner makes a general assignment for the benefit of creditors; or (vi) an order, judgment or decree is entered by a court of competent jurisdiction, on the application of a creditor, adjudicating Owner a bankrupt or insolvent or approving a petition seeking reorganization of Owner or appointing a receiver, trustee or liquidator of Owner or of all or a substantial part of its assets, and such order, judgment or decree continues unstayed and in effect for any period of sixty (60) consecutive days.

(D) One or more golf holes, the clubhouse, maintenance building, or any material service of the Facilities shall be rendered incapable of normal operation because of weather, fire or other casualty and shall not be repaired, restored, rebuilt, or replaced within twelve (12) months after the occurrence of such casualty, subject to delay for force majeure.

(E) By no fault of Manager, any license required for the operation of the Facilities is at any time suspended, terminated, or revoked, and such suspension, termination, or revocation shall continue unstayed and in effect for a period of one-hundred eighty (180) days consecutively; provided, however, any delay because of the occurrence of an event of force majeure shall not be such an Event of Default.

(F) A default after any applicable grace period or notice and cure period exists and continues pursuant to any applicable indebtedness with respect to the Facilities.

9.2 Manager. With respect to Manager, it shall be an Event of Default if Manager shall fail to keep, observe, or perform any material agreement, term or provision of this Agreement required to be kept, observed, or performed by it, and such failure shall continue for a period of thirty (30) days after notice thereof shall have been given to Manager by Owner; provided, however, Manager shall not be in default if such matter cannot be reasonably cured within such thirty (30) days and Manager commences cure within such thirty (30) days and diligently prosecutes such cure to completion.

10. Remedies Upon Default

10.1 Remedies of Manager. (A) If any Event of Default by Owner shall occur, which is not cured within the applicable cure period, if any, Manager may (in addition to any other remedy available to it in law or equity including, without limitation, damages arising from the breach) terminate this Agreement. In the event Manager elects to terminate this Agreement, in addition to the remedies above, Manager may recover as liquidated damages for future Management Fees that could have been earned pursuant to this Agreement, an amount equal the most recent complete fiscal year’s Management Fee earned.

(B) Manager and Owner have made these provisions for liquidated damages as it would be difficult to calculate on the date hereof the amount of actual damages for any breach by Owner and the liquidated damages amounts represent reasonable compensation to Manager for such breach by Owner.

10.2 Remedies of Owner. If any Event of Default by Manager shall occur and be continuing, Owner may, as its sole and exclusive remedy on account of such Event of Default, forthwith terminate this Agreement. In such event, Manager shall be entitled to receive payment of all undisputed and unpaid amounts due to Manager pursuant to the terms hereof with interest at seven percent (7%) per annum until paid, unless prohibited or otherwise limited pursuant to applicable law, in which event such charges shall not exceed the amount collectible pursuant to such law, and neither party shall have any further obligations whatsoever pursuant to this Agreement, except pursuant to the indemnification provisions of Section 12 of this Agreement.

10.3 Rights Cumulative; No Waiver. The failure of either party hereto to insist at any time upon the strict observance or performance of any of the provisions of this Agreement, or to exercise any right or remedy as provided in this Agreement, shall not impair any such right or remedy or be construed as waiver or relinquishment thereof with respect to subsequent defaults. Every right and remedy given by this Agreement to the parties hereto may be exercised from time to time and as often as may be deemed expedient by those parties, as the case may be.

11. Termination

If the other party to this Agreement is not in default of any provision of the Agreement, either party to this Agreement shall not, without written consent of the other party to this Agreement, be entitled to terminate this Agreement. Either party shall be entitled to terminate this Agreement upon written notice to the other party, which notice shall be given no later than ninety (90) days prior to the expiration of the term of this Agreement. In the event that, in accordance with the terms hereof, either party terminates this Agreement, Manager shall be entitled to receive its compensation through and including the actual date of termination.

12. Indemnification

(A) To the extent not covered by Owner’s insurance, Owner agrees to indemnify, protect, defend, and hold harmless Manager and its officers, directors, employees, shareholders, attorneys, accountants, agents and representatives from and against any and all claims, demands, actions, lawsuits, proceedings, damages, liabilities, judgments, penalties, fines, attorneys’ fees, costs and expenses through all appeals:

(i) which result from any event, condition, or activity affecting the Facilities occurring or existing prior to the Effective Date; or

(ii) which relate to any labor or employment condition or situation affecting the Facilities occurring or existing prior to the Effective Date; or

(iii) which relate to or result from the presence in, on, under or about the Facilities, or the escape, seepage, leakage, spillage, discharge, emission or release, of any hazardous materials, toxic substances or petroleum products (as defined or regulated pursuant to any and all applicable environmental, health or safety laws, ordinances and regulations) from or through the Facilities, including, without limitation, any and all costs of any required or necessary repair, cleanup, remediation or decontamination of the Facilities, and the preparation and implementation of any closure, remedial or other required plans; or

(iv) which results from any act or omission by Manager in connection with the management and operation of the Facilities (1) that is expressly authorized by this Agreement, or (2) that is within the scope of Manager’s duties pursuant to this Agreement, or (3) that is within Manager’s delegated authority pursuant to this Agreement, or (4) that was either at the direction of Owner, unless such act or omission constitutes gross negligence or willful misconduct on the part of any employee of Manager (and is neither at the direction of Owner nor with the approval of Owner), in which event Manager shall not be indemnified pursuant to this Section 12.1; and

(v) which results from any act or omission constituting gross negligence or willful misconduct on the part of Owner or its employees.

(B)  Manager agrees to indemnify, protect, defend, and hold Owner and its officers, directors, employees, shareholders, attorneys, accountants, agents and representatives from and against any and all claims, demands, actions, lawsuits, proceedings, damages, liabilities, judgments, penalties, fines, attorney’s fees, costs and expenses through all appeals which results from any act or omission by Manager or any employee, agent or other representative of Manager in connection with the management and operation of the Facilities that is specifically excluded pursuant to provisions of Section 12(A)(iv) of this Agreement.

13. Trade Names and Intellectual Property

13.1 Trademarks and Logos.  The Facilities shall be known by such trade name and/or trademark or logo as may from time to time be determined by Owner. All names, logos and designs used at the Facilities shall be the exclusive property of Owner; provided, however, during the term of this Agreement Manager shall have a non-exclusive license to use such names, logos and designs in connection with the operation and management of the Facilities.

13.2 Manager-Owned Names.  Manager may identify the Facilities as a golf course managed and operated by Manager and may use the name “The Royal Country Club and Recreation Holdings, Inc.” or the The Royal Country Club and Recreation Holdings, Inc. logo alone or in conjunction with other words or names or designs owned by Manager or any of its affiliates. The name “The Royal Country Club and Recreation Holdings, Inc.” together with any other names, logos or designs owned by Manager or any of its affiliates and used in the management and operation of the Facilities (including, without limitation, any such names, logos or designs used in connection with the restaurant, banquet rooms and meeting rooms in and about the Facilities), together with appurtenant goodwill, are the exclusive property of Manager or its affiliates (collectively, the “Manager-Owned Names”). Accordingly, no right or remedy of Owner for any default on the part of Manager pursuant to this Agreement shall, nor shall any provision of this Agreement, confer upon Owner or its successors or assigns the right to use any of the Manager-Owned Names in the operation of the Facilities or otherwise.

13.3 Intellectual Property.  All intellectual property of the Facilities including, but not limited to, websites, proprietary software, and/or systems are the property of the Owner. Upon termination of this Agreement, such property will remain with the Owner.

14. Notices Any notice, direction or instrument required or permitted to be given pursuant to this Agreement shall be given in writing by (a) facsimile transmission, electronic transmission, or similar method, if confirmed by mail as herein provided; (b) by mail, if mailed postage prepaid, by certified mail, return receipt requested; or (c) hand delivery to any party at the addresses of the parties specified below. If given by facsimile transmission, electronic transmission or similar method or by hand delivery, such notice, direction or instrument shall be deemed to have been given or made on the day on which it was given, and if mailed, shall be deemed to have been given or made on the second (2nd) business day following the day after which it was mailed.  Any party may, from time to time by similar notice, give notice of any change of address, and in such event, the address of such party shall be deemed to be changed accordingly. The address, telephone number and facsimile transmission number for the notice of each party are:

If to the Owner:

Yao Teh International Resort & Hotel Development Co., Ltd.
Room E, 4F., No. 106, Zhouzi Street, Neihu District
Taipei City, 114, Taiwan (Republic of China)
Facsimile: 886226583114
Email: yaotehco@ms19.hinet.net

If to the Manager:

The Royal Country Club and Recreation Holdings, Inc.
Room E, 4F., No. 106, Zhouzi Street, Neihu District
Taipei City, 114, Taiwan (Republic of China)
Facsimile: 886226583114
Email: RCC@ydhv.net

or at such other address as the party affected may designate in a written notice to such other party in compliance with this section.

15. Sale or Transfer of Control

In the event of the sale or other transfer of control of the Facilities, Owner will assign this Agreement to the purchaser or transferee, and upon such assignment and the written assumption by the purchaser of all the obligations of Owner to Manager pursuant to this Agreement, Owner shall be fully released and relieved of all obligations pursuant to this Agreement.

16. Force Majeure

If at any time it becomes necessary in either party’s reasonable opinion to cease operation of all or part of the Facilities to protect the Facilities or the health, safety and welfare of invitees, guests or employees of the Facilities for reasons of force majeure such as, but not limited to, acts of war, insurrection, civil strife and commotion, labor unrest, contagious illness, catastrophic events, or acts of God, then, in such event, Manager or Owner may close and cease operation of all or part of the Facilities, and open and commence operations when such may be done without jeopardy to the Facilities, its invitees, guests and employees. The time for performance of an obligation to which such force majeure applies shall be extended for a period of time equivalent to the delay from such cause; provided, however, that at no time shall the safety or welfare of Facilities’ invitees, guests or employees be at risk nor shall Owner’s interest in the Facilities be threatened or otherwise be put in jeopardy.

17. Casualty and Condemnation

(A) In the event fire, windstorm or other casualty shall damage or destroy the Facilities or any portion thereof, Owner may restore the Facilities, or at Owner’s sole option, terminate this Agreement immediately upon written notice to Manager without any claim of liability against Owner by Manager. If Owner elects not to restore the Facilities, Owner shall pay to Manager a termination fee equal to the prior fiscal year’s Management Fee.

(B) If all of the Facilities shall be taken or condemned in any eminent domain, condemnation, compulsory acquisition or similar proceeding by any competent authority for any public or quasi-public use or purpose, or if such portion which is materially all thereof shall be taken or condemned and, as a result, the Facilities can no longer be operated as contemplated herein in an economically viable manner, this Agreement shall terminate as of the date of such taking. Upon such termination, neither party shall have any further obligation to the other party hereunder, except with respect to liabilities accruing, or based upon events occurring, prior to the effective date of such termination. If this Agreement is not terminated as set forth above, Owner may, in Owner’s sole discretion, repair any damage to the Facilities, or part thereof, or alter or modify the Facilities, or part thereof, or elect to terminate this Agreement immediately upon 30 days prior written notice to Manager.

18. Definitions

(A) “Net Operating Income” shall mean that amount, if any, by which Gross Revenues exceed Gross Operating Expenses for the particular period in question.

(B) “Gross Revenues” shall mean all receipts derived and actually received from the operation of the Facilities from cash or credit transactions during the term of the Agreement, computed on an accrual basis, including, but not limited to, initiation fees or deposits, member dues, guest fees, the amount of all sales (wholesale or retail) of goods, wares, or merchandise on, at, or from the Facilities or for services of any nature performed on, at, or from the Facilities, determined in accordance with generally accepted accounting principles applied on a consistent basis. Gross Revenues shall be reduced by any refunds, rebates, discounts, and credits of a similar nature given, paid, or returned by Manager in the course of obtaining such Gross Revenues.

Gross Revenues shall not include:

(i)	Applicable gross receipts taxes, sales and use taxes, or similar governmental charges collected directly from patrons, members or their guests or as a part of the sales price of any goods or services;

(ii)	Gratuities added to billings as compensation to employees of the Facilities;

(iii)	Proceeds of borrowings by Owner;

(iv)	Insurance proceeds paid as a result of an insurable loss, unless paid for the loss or interruption of business;

(v)	Any portion of any initiation fee or deposit which may be refundable;

(vi)	Any eminent domain, condemnation or similar proceeds with respect to the Facilities;

(vii)	Proceeds from the sale of Capital Items;

(viii)	Sales of any property, capital assets or other assets not in the ordinary course of business; or

(ix)	Any funds provided by Owner.

(C) “Operating Expenses” shall mean all operating expenses of the Facilities incurred or paid on behalf of Owner during the term of the Agreement, computed on an accrual basis, including, but not limited to, the following items:

(i)
Salaries, wages, employee benefits, and payroll expenses, including payroll taxes, and insurance of (a) all employees employed on-site in the direct operation of the Facilities, (b) all employees employed off-site to the extent their responsibilities are directly related to the day-to-day operation of the Facilities;

(ii)	Marketing, advertising, and promotional expenses;

(iii)	Replacement of inventories of maintenance parts and supplies, food stores and bar supplies;

(iv)	Replacement of broken, lost or damaged silverware, chinaware, glassware, cooking utensils and other similar items of equipment.

(v)	Office supplies, postage, printing, routine office expenses, and accounting services incurred in the on-site operation of the Facilities;

(vi)	The costs of entertainment at the Facilities;

(vii)	Reasonable travel expenses of on-site employees incurred exclusively in connection with the business of the Facilities;

(viii)	Accrual of a reserve for insurance and property taxes each fiscal month in an amount or at a rate that is sufficient to pay such insurance premiums or property taxes when they become due and payable;

(ix)	Insurance premiums for Owner’s insurance and property taxes;

(x)	Auditing, accounting costs, payroll fees, computer fees, and legal fees incurred in respect of the operation of the Facilities;

(xi)	Costs incurred for utilities, including, but not limited to all electric, gas, and water costs, and any other private utility charges incurred in connection with the operation of the Facilities;

(xii)	All lease payments on any item of furniture, fixtures, or equipment utilized in the operation of the Facilities, except as set forth below;

(xiii)	All out-of-pocket expenses incurred by Manager in providing the services pursuant to this Agreement; and

(xiv)	All other customary and reasonable expenses incurred in the operation of the Facilities.

(D)   Any of the above provisions resulting in a double inclusion as an Operating Expense shall be allowed as an inclusion only once. Operating Expenses shall not include, although Owner shall be responsible for paying and Owner shall fund the Accounts sufficient to make such payments for, (i) depreciation or amortization; (ii) principal or interest payments on indebtedness; (iii) ground lease rent; (iv) deductible, co-insurance, self-insurance or similar amounts payable with respect to any occurrence or insurance claim; and (v) income or similar taxes incurred by Owner. Operating Expenses shall not include any items not related to Gross Revenues, which nevertheless are required to be paid by Owner.

19. Miscellaneous

19.1 Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto and cannot be changed or modified except by another agreement in writing signed by the party sought to be charged therewith or by its duly authorized agent.

19.2 Non-Assignability. Except as otherwise provided, this Agreement cannot be assigned, encumbered or subcontracted by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld.

19.3 Executed Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed an original.

19.4 Captions. The captions of various of the provisions of this Agreement are included for convenience only, and are in no way to be construed as part of this Agreement or as a limitation upon the scope of the particular provisions to which they refer.

19.5 Successor and Assigns. This Agreement and all the provisions hereof shall obligate, and shall inure to the benefit of, the parties hereto and their respective successors and assigned.

19.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the jurisdiction in which the Facilities are located.

19.7 Severability. If any of the provisions of this Agreement shall be construed to be illegal or invalid, such construction shall not affect the legality or validity of any of the other provisions hereof, and the illegal or invalid provisions hereof shall be deemed stricken and deleted from this Agreement to the same extent as if never incorporated herein, but all other provisions hereof shall remain in full force and effect.

19.8 Attorneys’ Fees. In the event it becomes necessary for either party hereto to file suit to enforce this Agreement or any provision contained herein, the party prevailing in such suit shall be entitled to recover, in addition to all other remedies or damages, as provided herein, reasonable attorneys’ fees, paralegal fees and costs incurred in such suit at trial, appellate, mediation, arbitration, bankruptcy and/or administrative proceedings.

19.9 No Third Party Beneficiaries. It is the intention of the parties to this Agreement that no third party shall have the benefit of or any right under any of the provisions hereof.

19.10 Non-recordation. This Agreement may, at the option of Manager, be recorded in any office or place of public record.

19.11 Inspection of Facilities. Owner, and its lenders and agents, shall have the right from time to time to inspect the Facilities.

19.12 Confidentiality. The terms and provisions of this Agreement shall be confidential between Owner and Manager and shall be released to third parties only in connection with carrying out their respective duties and obligations described herein, in connection with any order of court, to comply with governmental rules and regulations, and as required by any proposed purchaser or mortgagee of all or any portion of Owner’s or Manager’s interests in the Facilities and this Agreement, and then only to the extent as may be reasonable necessary. The foregoing shall not be construed to limit Manager’s ability to disclose both privately and publicly that it manages the Facilities.

19.13 Time of the Essence. Time is of the essence of this Agreement.

19.14 Estoppel Certificate; Release of Agreement. Manager and Owner agree to furnish to the other party from time to time, within ten (10) days after request by such party, an estoppel certificate setting forth any defaults pursuant to this Agreement known to the party furnishing such estoppel certificate, specifying that this Agreement is unmodified and in full force and effect or, if not, specifying the details of any modification and whether this Agreement as modified is in full force and effect and the date to which payments have been made. Each such estoppel certificate shall be provided at no cost to the requesting party. Upon termination of this Agreement, Manager shall, upon request by Owner, execute such documents and instruments in recordable form as may be necessary to evidence termination of this Agreement and all rights of Manager pursuant to this Agreement.

19.15 No Party Deemed Draftsman. The Owner and Manager have negotiated all provisions of this Agreement at arms length and with full representation by their respective legal counsel. This Agreement shall not be construed for or against either party by reason of the authorship or alleged authorship of any provision hereof or by reason of the status of the respective parties. Owner and Manager agree that no party shall be deemed to be the draftsman of this Agreement and further that in the event that this Agreement is ever construed by a court of law, such court shall not deem either party to be the draftsman of this Agreement.

19.16 Survival of Covenants.  Any covenant, term or provision of this Agreement, which, in order to be effective, must survive the termination of this Agreement, shall survive any such termination.

19.17 Incorporation by Reference. The recitals first set forth above in this Agreement and all exhibits, appendices and attachments hereto are hereby incorporated herein by reference and made a part of this Agreement.

19.18 Calculation of Time Periods. Wherever under the terms and provisions of this Agreement the time for performance falls upon a Saturday, Sunday, or legal holiday, such time for performance shall be extended to the next following business day.

19.19 Currency.  All dollar amounts contemplated by this Agreement are United States Dollars.

19.20 Consent to Agreement.  By executing this Agreement, each party, for itself represents such party has read or caused to be read this Agreement in all particulars and consents to the rights, conditions, duties, and responsibilities imposed upon such party as specified in this Agreement.  Each party represents, warrants and covenants that such party executes and delivers this Agreement of its free will and with no threat, undue influence, menace, coercion or duress, whether economic or physical.  Moreover, each party represents, warrants, and covenants that such party executes this Agreement acting on such party’s independent judgment.

19.21 Government Rules and Regulations.  The provisions of this Agreement and the relationship contemplated by the provisions of this Agreement are subject to any and all present and future orders, rules and regulations of any duly constituted authority having jurisdiction of those provisions and that relationship.

IN WITNESS WHEREOF, Owner and Manager have executed, or caused to be executed, this Agreement by and through their duly authorized officers as of the day and year first above written.

For The Owner                                                                                                  For Manager

By:/s/                                                                                                  By:/s/ Fun-Ming Lo
Its:董事長                                                                                        Its:President

Exhibit “A”

Management Fee

The Management Fee for each month of the Operating Period shall be calculated and paid according to and commensurate with the financial performance of the Facilities during that month. The Management Fee shall be that amount equal to six percent (6%) of Net Operating Income of the Facilities for that month.